Exhibit 10.1

D&E Communications, Inc.

EXEMPT EMPLOYEE SHORT-TERM INCENTIVE PLAN

Plan Document

(Effective January 1, 2006)

D&E Communications, Inc.

EXEMPT EMPLOYEE SHORT-TERM INCENTIVE PLAN

I. Introduction

A vital component of D&E Communication’s success is the ability of the management team and all employees in exempt positions to meet and achieve performance objectives that are consistent with the strategic objectives of D&E Communications, Inc, (the “Company”) and in the best interests of the shareholders. The ability to grow and manage the company in a positive manner is critical to the company’s future success.

This Exempt Employee Short-Term Incentive Plan has been developed as a meaningful compensation tool to encourage the growth and proper management of the company. The major purposes of the plan are:

❖	To motivate and reward all exempt employees, which include VPs and Executives, on an annual basis for positive company performance
❖	To provide exempt employees with a form of variable compensation, which is directly linked to their individual and collective performance
❖	To emphasize the growth and profitability of the company

The focus of this plan is to have the management team (all exempt employees) achieve annual performance objectives, which are coordinated with the objectives of the company.

II. Plan Year

The plan year for this program will be the calendar year. The effective date of the plan is January 1, 2006. The performance measures for this plan will be determined, calculated and approved annually.

III. Participation

Participation in the plan will be determined at the beginning of each plan year by Executive management. The Board of Directors will approve CEO participation. To participate, an employee must be an exempt employee of the company with ongoing position responsibilities, which have a meaningful impact on the company’s results. Additionally, in order to participate the employee may not be a participant in any other variable pay plan in the company, such as a commission plan or other short-term incentive type plan, and may not be covered by a Collective Bargaining Agreement.

Exhibit A will define the participant levels each plan year and may include multiple levels of participation. These levels will generally be based upon position responsibility.

An employee may become a new participant during the plan year if hired no later than July 1 or promoted to an exempt position no later than November 30 of the plan year. In these cases, any awards are pro-rated (1/12 of the award for every full month of continuous eligibility).

Except for special circumstances defined below, a participant’s eligibility ceases at termination of employment, and the employee does not receive any awards under the plan for the year of termination. A participant must remain employed through the end of the plan year and date of payment of any award under this plan to receive payment.

If termination is a result of retirement on or after December 31st but prior to the payment of the participant’s annual award and the participant has attained age 65 or the Rule of 80 (age plus years of service equals 80), the participant will be eligible to receive the applicable award. If the active service of a participant in the plan is terminated due to death during the plan year or a participant is on a disability(s) or an approved leave of absence(s) for more than 12 weeks during the plan year and the participant otherwise has demonstrated acceptable performance as outlined in the Company’s appraisal process, then, notwithstanding the language of the preceding paragraphs, the appropriate incentive award as determined by the Board of Directors or a duly appointed committee thereof (the “Plan Administrator”) will be prorated consistent with the number of full months actively worked in that period and will be paid to the individual or individual’s designated beneficiary.

If a participant’s active service is terminated due to death after the conclusion of the plan year but prior to payment of the participant’s incentive award, then the participant’s designated beneficiary will otherwise be eligible to receive payment of the participant’s full incentive award for the plan year.

IV. Performance Factors

The company portion of the participant’s award is based upon company financial performance objectives, which may change from year to year. In general, these objectives may be measures such as EBITDA, return on equity, net income, earnings per share or similar indicators. Additional objectives may include operating income, expense control, overhead, or specific company-wide measures, which are particularly important in any given year. The objectives and weighting of the objectives are determined at the beginning of each plan year. Each objective has quantifiable measures, consisting of threshold, target and optimum levels. Additionally, a portion of each participant’s award may be based on departmental and/or individual performance objectives, which are determined by management and executive management at the beginning of each plan year. Generally, the CEO and Executives will have most or all of their performance based on the company financial performance objective(s).

The company financial performance objective(s) and payout factors by participant level for the current plan year are outlined in Exhibit B. Individual objectives are established between the participant and the participant’s manager with final approval at the next management level. Departmental objectives are established between successive management levels.

V. Award Calculation and Distribution

Company award payouts under the plan are contingent upon the attainment of the pre-established company financial performance objectives and pre-defined threshold, target and optimum payout levels. Individual performance objective results are evaluated by each participant’s manager and approved by successive levels of management. Individual performance which is not meeting the position’s requirements (an annual performance rating which is less than “acceptable”) will result in no award payout to that individual for that plan year even if the company performance objective threshold is met. Departmental performance (if applicable) will be measured and approved by the CEO.

Company performance below threshold in any plan year will result in no company, individual or departmental award payouts under the plan for that plan year.

The attainment of the company financial performance objectives is subject to review by the Company’s outside auditors. As a result, distribution of all annual incentive award payments, if any, will be made by March 15 of the following plan year. The award schedule by participant level for the current plan year, along with the pre-defined threshold, target and optimum payout levels is provided in Exhibit B.

VI. Administration

Once established, all company financial performance objectives will remain in place for the plan year. Departmental and individual objectives will also remain in place for the plan year unless management adjusts the objectives for business reasons. Any and all adjustments will be communicated to participants in a timely manner during the plan year.

Plan features, including but not limited to participation eligibility/levels, performance objectives, and payout levels, are established each plan year and may change from year to year according to the strategic objectives of the company. The Board of Directors will approve all of these features annually.

The plan does not constitute a contract of employment, and participation in the plan does not give any employee the right to be retained in the service of the company or any right or claim to an award under the plan unless specifically accrued under the terms of this plan.

Any right of a participant or his or her beneficiary to the payment of an award under this plan may not be assigned, transferred, pledged or encumbered.

The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company or any subsidiary thereof for payment of any bonuses hereunder. No participant or any other person shall have any interest in any particular assets of the Company or any subsidiary thereof by reason of the right to receive an award under the Plan and any such participant or any other person shall have only the rights of a general unsecured creditor of the Company or any subsidiary thereof with respect to any rights under the Plan.

Although it is the present intention of the Board of Directors to continue the Plan in effect for an indefinite period of time, the Board of Directors, as plan administrator, may amend the plan at any time. The Board of Directors reserves the right to terminate the Plan in its entirety or to modify the Plan, as it exists from time to time.

No member of the Board of Directors shall be liable for any act or action within this plan whether of omission or commission, by a Plan participant or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated in accordance with the provision of the Plan.

The Board of Directors must approve any adjustments to the financial performance results utilized by this plan resulting from extraordinary gains/losses or other unforeseeable financial activity.

VII. Plan Approval

This plan has been approved by the Board of Directors on January 5, 2006.

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